Exhibit 21.1
Subsidiaries of NuVasive, Inc.

Name	Jurisdiction of Incorporation

NuVasive Europe, GmbH	Germany

NuVasive UK Limited	United Kingdom

NuVasive PR, Inc.	Puerto Rico

NuVasive (AUST/NZ) Pty, Ltd.	Australia